Exhibit 99.2

MORTGAGE

MODIFICATION AGREEMENT

This Mortgage Modification Agreement will be recorded and made a part of a certain Mortgage Deed (the “Mortgage”) dated March 11, 2020, and recorded in the Cumberland County Registry of Deeds in Book 36500, Page 77, and executed by Michael F. Brigham in his capacity as President and CEO of ImmuCell Corporation (“Grantor”) in favor of Gorham Savings Bank (“Grantee”).

WHEREAS, the Mortgage secures the payment of a Term Note dated March 11, 2020, in the original principal sum of Five Million One Hundred Thousand and 00/100 Dollars ($5,100,000.00) executed by Grantor in favor of Grantee (the “Note”), of which Four Million Two Hundred Thirty-Three Thousand Nine Hundred Fifty-Six and 37/100 Dollars ($4,233,956.37) in principal remains outstanding;

WHEREAS, the Note is further secured by an Assignment of Leases and Rents by the Grantor in favor of the Grantee dated March 11, 2020 (the “Assignment”), and

WHEREAS, the Grantee has agreed to advance an additional Two Million and 00/100 Dollars ($2,000,000.00) to Grantor and the principal amount of the Note shall be increased accordingly to Six Million Two Hundred Thirty-Three Thousand Nine Hundred Fifty-Six and 37/100 Dollars ($6,233,956.37) by an Allonge and Amendment of even date herewith (the “Allonge”).

NOW, THEREFORE, it is hereby agreed that the Mortgage and the Assignment shall continue to secure the Note, as amended by the Allonge, in the increased principal amount of Six Million, Two Hundred Thirty-Three Thousand, Nine Hundred Fifty-Six and 37/100 Dollars ($6,233,956.37).

In all other respects both the aforesaid Mortgage and the Assignment shall remain in full force and effect and not be amended unless by further written agreement signed by the parties.

IN WITNESS WHEREOF, this Mortgage Modification Agreement has been duly executed by the parties hereto as of the 23rd day of March, 2022.

ImmuCell Corporation

/s/ Ryan F. Kelley	/s/ Michael F. Brigham
Witness	By: Michael F. Brigham
Its: President & CEO

STATE OF MAINE
COUNTY OF CUMBERLAND	March 23, 2022

Personally appeared before me, Michael F. Brigham, in his capacity as President and CEO of ImmuCell Corporation, and acknowledged the foregoing to be his free act and deed in his said capacity and the free act and deed of ImmuCell Corporation.

/s/ Karen L. Knights
Notary Public
Printed Name: Karen L. Knights
My Commission Expires: May 23, 2025

ACCEPTED BY:	GORHAM SAVINGS BANK

/s/ Ryan F. Kelley	/s/ Nicholas Weightman
Witness	By: Nicholas Weightman
Its: Senior Vice President

STATE OF MAINE
COUNTY OF CUMBERLAND	March 23, 2022

Personally appeared before me, Nicholas Weightman, in his capacity as Senior Vice President of Gorham Savings Bank, and acknowledged the foregoing to be his free act and deed in his said capacity and the free act and deed of said Bank.

/s/ Karen L. Knights
Notary Public
Printed Name: Karen L. Knights
My Commission Expires: May 23, 2025